KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces Revisions to Nominating and Corporate Governance Committee Charter and Change in Officer and Director Trading Restrictions Policy

Nominating Revisions Relate to Expanded Board Diversity

Kingston, NY — June 29, 2020 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today announced that the charter of the Board's Nominating and Corporate Governance Committee has been amended to require that the Nominating and Corporate Governance Committee ensure that the initial list of candidates from which new independent director nominees are chosen by the Board include at least one candidate who is a person of color and one candidate who is female.

In addition, at the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that no independent director will serve for more than a total of 20 years in that capacity and that any independent director who reaches age 75 while serving as a director must retire from the Board effective at the end of his or her then current term, in each case unless otherwise determined by the Board.

The Company further announced that its Officer and Director Trading Restrictions Policy has been amended to provide that the quarterly blackout period provided for in the policy will end two business days following any pre-release of the Company's earnings for a particular quarterly or annual period.

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a multi-line carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products, as well as Physical Damage Only coverage to taxi, limousine, and transportation network vehicle owners in New York State. Actively writing in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut, Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 under "Factors That May Affect Future Results and Financial Condition" and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended March 31, 2020. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319